Exhibit 4.5

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

RESTRICTED SHARE UNIT ISSUANCE AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

B. Participant is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of Common Shares to the Participant under the Plan.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Share Units. The Company hereby awards to the Participant, as of the Award Date, Restricted Share Units under the Plan. Each Restricted Share Unit represents the right to receive one Common Share on the date that unit vests in accordance with the express provisions of this Agreement. The number of Common Shares subject to the awarded Restricted Share Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:

Number of Shares Subject to Award:	Common Shares (the “Shares”)

Vesting Schedule:	The Shares shall vest in a series of five (5) successive equal annual installments upon the Participant’s completion of each year of Service over the five (5)-year period measured from the Award Date. The Shares shall also be subject to accelerated vesting, in whole or in part, in accordance with the provisions of Paragraph 5 of this Agreement.

Issuance Schedule	Each Share in which the Participant vests in accordance with the terms of this Agreement shall be issued, subject to the Company’s collection of all applicable Withholding Taxes, on the applicable vesting date for that Share or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date (the “Issuance Date”). The Shares which vest pursuant to Paragraph 5 of this Agreement shall be issued in accordance with the provisions of such Paragraph. The applicable Withholding Taxes are to be collected pursuant to the procedures set forth in Paragraph 7 of this Agreement.

2. Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance.

3. Cessation of Service. Except as otherwise provided in Paragraph 5 below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Share Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4. Shareholder Rights and Dividend Equivalents. The holder of this Award shall not have any shareholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.

5. Change of Control.

(a) Any Restricted Share Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect. In the event of such assumption or continuation of the Award, no accelerated vesting of the Restricted Share Units shall occur at the time of the Change in Control.

(b) In the event the Award is assumed or otherwise continued in effect, the Restricted Share Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Shares receive cash consideration for their Common Shares in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Share Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Common Share in the Change in Control transaction.

(c) If the Restricted Share Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect in accordance with Paragraph 5(a), then those units shall vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive for each such Share the same consideration per Common Share payable to the other stockholders of the Company in consummation of that Change in Control, and such consideration shall be distributed to the Participant within three (3) business days following the effective date of that Change in Control. Such distribution shall be subject to the Company’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.

(d) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6. Adjustment in Shares. In the event of any of the following transactions affecting the outstanding Common Shares as a class without the Company’s receipt of consideration: any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or in the event of a substantial reduction to the value of the outstanding Common Shares as a result of a spin-off transaction or extraordinary distribution, then equitable and proportional adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change.

7. Issuance of Shares.

(a) On each applicable Issuance Date for the Shares which vest in accordance with the provisions of this Agreement, the Company shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the vested Common Shares to be issued on such date, subject to the Company’s collection of the applicable Withholding Taxes.

(b) Until such time as the Company provides the Participant with notice to the contrary, the Company shall collect the applicable Withholding Taxes through an automatic Share withholding procedure pursuant to which the Company will withhold, on the applicable Issuance Date for the Shares that vest under the Award, a portion of those vested Shares with a Fair Market Value (measured as of the Issuance Date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. The Participant shall be notified in writing in the event such Share Withholding Method is no longer available.

(c) Should any Shares vest under the Award at time the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the Participant through either of the following alternatives:

•	the Participant’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes, or

•

the use of the proceeds from a next-day sale of the Shares issued to the Participant, provided and only if (i) such a sale is permissible under the Company’s trading policies governing the sale of Common Shares, (ii) the Participant makes an irrevocable commitment, on or before the vesting date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(d) Except as otherwise provided in Paragraph 5 or Paragraph 7(b), the settlement of all Restricted Share Units which vest under the Award shall be made solely in Common Shares. No fractional share shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole Common Share.

8. Compliance with Laws and Regulations. The issuance of Common Shares pursuant to the Award shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Share is listed for trading at the time of such issuance.

9. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices, and directed to the attention of Stock Plan Administrator. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the most current address then on record with the Company or shall be delivered electronically to the Participant through the Company’s electronic mail system. All notices shall be deemed effective upon personal delivery, upon sending of an email or upon deposit in the mail, postage prepaid and properly addressed to the party to be notified.

10. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participants, and the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate.

11. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

13. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

14. Code Section 409A. It is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

By:
Title:

PARTICIPANT

Name:
Signature:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Restricted Share Unit Issuance Agreement.

B. Award shall mean the award of restricted share units made to the Participant pursuant to the terms of this Agreement.

C. Award Date shall mean the date the restricted share units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D. Board shall mean the Company’s Board of Directors.

E. Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Share shall mean the Company’s common shares.

H. Company shall mean Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, and any successor corporation to all or substantially all of the assets or voting stock of Alpha and Omega Semiconductor Limited which shall by appropriate action assume this option.

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I. Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J. Fair Market Value per Common Share on any relevant date shall be the closing price per Common Share on the date in question, as such price is reported by the Financial Industry Regulatory Authority (if traded at the time on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Share is then traded. If there is no closing selling price for the Common Share on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

L. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

M. Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

N. Plan shall mean the Company’s 2009 Share Option/Share Issuance Plan, as amended and restated from time to time.

O. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

P. Service shall mean the Participant’s performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company (or any Parent or Subsidiary) or (ii) the entity for which the Participant performs such services ceases to remain a Parent or Subsidiary of the Company, even though Participant may subsequently continue to perform services for that entity. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence in effect at the time of such leave, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

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Q. Stock Exchange shall mean the American Stock Exchange the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

R. Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

S. Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the issuance of the Common Shares which vest under of the Award.

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